Exhibit 99.1
Contact: Dan Cravens
480-693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS REPORTS FIRST QUARTER FINANCIAL RESULTS
Highlights of US Airways Group, Inc.’s (the Company) first quarter 2011 results:
•	The Company reported a net loss excluding special items for the first quarter 2011 of $110 million, or ($0.68) per share. This compares to the first quarter 2010 net loss excluding special items of $89 million, or ($0.55) per share.

•	On a GAAP basis, the Company reported a net loss for the first quarter 2011 of $114 million, or ($0.71) per share. This compares to the first quarter 2010 net loss of $45 million, or ($0.28) per share.

•	Higher fuel prices drove the year-over-year decline in profitability. Had average fuel prices remained at first quarter 2010 levels, first quarter 2011 fuel expense would have been approximately $240 million lower.

•	The Company’s total cash and investments balance on March 31, 2011 was $2.5 billion, of which $345 million was restricted. The Company’s unrestricted cash position increased by $516 million as compared to March 31, 2010.
TEMPE, Ariz., April 26, 2011 — US Airways Group, Inc. (NYSE: LCC) today reported its first quarter 2011 financial results. The Company reported a net loss excluding special items for the first quarter 2011 of $110 million, or ($0.68) per share. This compares to the first quarter 2010 net loss excluding special items of $89 million, or ($0.55) per share. On a GAAP basis, the Company reported a net loss for the first quarter 2011 of $114 million, or ($0.71) per share. This compares to the first quarter 2010 net loss of $45 million, or ($0.28) per share.
See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.
US Airways Group, Inc. Chairman and CEO Doug Parker stated, “Our first quarter results were clearly impacted by the extremely high price of oil, but our team did an exceptional job of managing to largely offset that impact. Demand for our product was strong and unit revenues increased more than eight percent. We also continued to keep our non-fuel expenses in check as evidenced by a year-over-year decline in our mainline non-fuel unit costs.

“Operationally, our team of 32,000 employees continues to deliver outstanding results. As recently publicized, US Airways ranked first among the “Big Five” major network carriers in the annual Airline Quality Rating (AQR) report. The report, produced by Wichita State University and Purdue University, is an industry benchmark that measures airline reliability and service. Through February 2011, US Airways also ranked first among the major network carriers in baggage handling, and we continue to place among the best in both on-time arrivals and customer satisfaction as measured by the Department of Transportation. These results have translated into additional operational incentive pay for our team members of nearly $6 million so far in 2011.
“Looking forward, our strong revenue performance, diligent cost control, capacity discipline and a commitment to industry leading operational reliability, have us well positioned to compete in the current high fuel cost environment.”
Revenue and Cost Comparisons
A strong demand environment and a series of fare increases led to improved revenue performance. Total revenues in the first quarter were approximately $3.0 billion, up 11.7 percent versus the first quarter of 2010 on a 3.4 percent increase in total available seat miles (ASMs). Total revenue per available seat mile was 14.42 cents, up 8.1 percent versus the same period last year driven primarily by a 7.6 percent increase in passenger yields.
Total operating expenses in the first quarter were $3.0 billion, up 12.8 percent over the same period last year due primarily to a $272 million increase in consolidated fuel expense. Mainline cost per available seat mile (CASM) was 13.09 cents, up 7.9 percent. Excluding fuel and special items, mainline CASM was 8.76 cents, down 1.3 percent versus the same period last year. Express CASM excluding fuel and special items was 15.10 cents, up 3.2 percent on a 6.5 percent increase in ASMs.
Liquidity
As of March 31, 2011, the Company had approximately $2.5 billion in total cash and investments, of which $345 million was restricted, up from $2.0 billion, of which $442 million was restricted on March 31, 2010.
Notable First Quarter Accomplishments
•	Became one of the first domestic airlines to implement a company-wide voluntary safety program through a fully functioning, FAA-validated Safety Management System (SMS). The SMS program enhances flying safety for the public, and occupational safety for employees, by moving from a traditional reactive approach to known risks and hazards into a more predictive approach.
•	Signed multi-year agreement with Expedia, Inc., to continue to offer the airline’s full range of products and services, including all fares and inventory through Expedia®, Hotwire® and Egencia® sites around the world. As part of the agreement, Expedia has committed to working to enable the distribution of Choice Seats through new channels, including the Expedia online travel marketplace.

•	Announced new, daily year-round service to begin June 2 between its hub at Philadelphia International Airport and Quebec City. US Airways Express carrier Air Wisconsin will operate three flights a day with 50-seat CRJ-200 aircraft.
•	Received awards from LATINA Style magazine and the Human Rights Campaign for distinction as one of the 50 best companies for Latinas for 2010 and a 100 percent rating on the Corporate Equality Index, which measures companies’ attitudes and policies toward lesbian, gay, bisexual and transgender employees and customers.
•	Opened a new commissary facility at its Philadelphia hub. Originally built in 1998 by Gate Gourmet as a world-class flight kitchen and commissary facility, this new home for US Airways’ catering functions allows the Company to provide a better product to our customers while creating a much improved work environment for employees.
•	Announced that Piedmont Airlines, a wholly owned subsidiary of US Airways, will assume US Airways Express ground handling operations in US Airways’ Phoenix hub and 14 other locations. Once the transition is complete, Piedmont will manage US Airways Express ground handling operations in each of the US Airways hubs.
•	Additionally, on April 21, 2011, US Airways filed an antitrust lawsuit against Sabre Holdings Corporation and certain of its affiliates (collectively, “Sabre”) in Federal District Court for the Southern District of New York. The lawsuit alleges, among other things, that Sabre has engaged in anticompetitive practices to preserve its monopoly power by restricting US Airways’ ability to distribute its products to its customers.
Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 1:00 p.m. ET, which will be available to the public on a listen-only basis at www.usairways.com under the Company Info >> Investor Relations tab. An archive of the call/webcast will be available in the Investor Relations portion of the Web site through May 26.
2011 Investor Guidance
The Company will provide its investor relations guidance on its Web site (www.usairways.com) immediately following its 1:00 p.m. ET conference call. The Company typically provides guidance related to cost per available seat mile (CASM) excluding fuel and special items, fuel prices, other revenues and estimated interest expense/income on its investor relations update page on its web site. This update will also include the airline’s capacity, fleet plan, and estimated capital spending for 2011.
About US Airways
US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,200 flights per day and serves more than 200 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs 32,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers 21,000 daily flights to 1,160 airports in 181 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. US Airways was the only airline included as one of the 50 best companies to work for in the U.S. by LATINA Style magazine’s 50 Report for 2010. For the sixth year in a row, the airline also earned a 100 percent rating on the Human Rights Campaign Corporate Equality index, a leading indicator of companies’ attitudes and policies toward lesbian, gay, bisexual and transgender employees and customers. US Airways also ranked #1 among its competing hub-and-spoke network carriers for 2010 performance as rated by the Wichita State University/Purdue University Airline Quality Rating (AQR) report. For more company information visit usairways.com, follow on Twitter @USAirways or at Facebook.com/USAirways. (LCCF)

Forward Looking Statements
Certain of the statements contained or referred to herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding, among others, the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of US Airways Group (the “Company”). Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions and their impact on passenger demand and related revenues; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; our high level of fixed obligations and our ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in our financing arrangements; provisions in our credit card processing and other commercial agreements that may affect our liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; our inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of our hub airports; our reliance on third-party regional operators or third-party service providers; our reliance on and costs of third-party distribution channels, including those provided by global distribution systems and online travel agents; changes in government legislation and regulation; our reliance on automated systems and the impact of any failure or disruption of these systems; the impact of changes to our business model; competitive practices in the industry, including the impact of industry consolidation; the loss of key personnel or our ability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; our ability to operate and grow our route network; the impact of environmental laws and regulations; costs of ongoing data security compliance requirements and the impact of any data security breach; the impact of any accident involving our aircraft or the aircraft of our regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the impact of weather conditions and seasonality of airline travel; the impact of possible future increases in insurance costs and disruptions to insurance markets; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; our ability to use NOLs and certain other tax attributes; and other risks and uncertainties listed from time to time in our reports to and filings with the Securities and Exchange Commission. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended March 31, 2011 and in the Company’s other filings with the SEC, which are available at www.usairways.com.
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended
	March 31,		Percent
	2011	2010	Change

Operating revenues:
Mainline passenger	$1,900	$1,698	11.9
Express passenger	685	601	13.8
Cargo	43	33	30.2
Other	333	319	4.9

Total operating revenues	2,961	2,651	11.7

Operating expenses:
Aircraft fuel and related taxes	734	534	37.4
Salaries and related costs	573	556	3.1
Express expenses:
Fuel	242	170	42.7
Other	528	480	10.2
Aircraft rent	164	171	(4.1)
Aircraft maintenance	163	157	4.2
Other rent and landing fees	129	134	(4.2)
Selling expenses	100	95	5.8
Special items, net	3	5	(41.2)
Depreciation and amortization	60	61	(1.2)
Other	304	298	1.5

Total operating expenses	3,000	2,661	12.8

Operating loss	(39)	(10)	nm

Nonoperating income (expense):
Interest income	1	5	(74.6)
Interest expense, net	(77)	(82)	(6.0)
Other, net	1	42	(98.8)

Total nonoperating expense, net	(75)	(35)	nm

Loss before income taxes	(114)	(45)	nm

Income tax provision	—	—	—

Net loss	$(114)	$(45)	nm

Loss per common share
Basic	$(0.71)	$(0.28)

Diluted	$(0.71)	$(0.28)

Shares used for computation (in thousands):
Basic	161,890	161,115

Diluted	161,890	161,115

US Airways Group, Inc.
Operating Statistics

	3 Months Ended
	March 31,
	2011	2010	Change

Mainline
Revenue passenger miles (millions)	13,570	13,053	4.0%
Available seat miles (ASM) (millions)	17,035	16,579	2.8%
Passenger load factor (percent)	79.7	78.7	1.0	pts
Yield (cents)	14.00	13.01	7.6%
Passenger revenue per ASM (cents)	11.15	10.24	8.9%

Passenger enplanements (thousands)	12,504	11,985	4.3%
Departures (thousands)	112	108	3.7%
Aircraft at end of period	340	347	(2.0)%

Block hours (thousands)	294	286	2.7%
Average stage length (miles)	946	959	(1.3)%
Average passenger journey (miles)	1,593	1,599	(0.4)%
Fuel consumption (gallons in millions)	256	247	3.7%
Average aircraft fuel price including related taxes (dollars per gallon)	2.87	2.17	32.5%
Full-time equivalent employees at end of period	30,621	30,439	0.6%

Operating cost per ASM (cents)	13.09	12.13	7.9%
Operating cost per ASM excluding special items (cents)	13.07	12.10	8.0%
Operating cost per ASM excluding special items and fuel (cents)	8.76	8.88	(1.3)%

Express*
Revenue passenger miles (millions)	2,438	2,270	7.4%
Available seat miles (millions)	3,492	3,279	6.5%
Passenger load factor (percent)	69.8	69.2	0.6	pts
Yield (cents)	28.08	26.49	6.0%
Passenger revenue per ASM (cents)	19.60	18.34	6.9%

Passenger enplanements (thousands)	6,347	5,946	6.7%
Aircraft at end of period	281	282	(0.4)%
Fuel consumption (gallons in millions)	83	77	7.6%
Average aircraft fuel price including related taxes (dollars per gallon)	2.92	2.20	32.6%

Operating cost per ASM (cents)	22.06	19.80	11.4%
Operating cost per ASM excluding special items (cents)	22.03	19.80	11.3%
Operating cost per ASM excluding special items and fuel (cents)	15.10	14.62	3.2%

Total Mainline & Express
Revenue passenger miles (millions)	16,008	15,323	4.5%
Available seat miles (millions)	20,527	19,858	3.4%
Passenger load factor (percent)	78.0	77.2	0.8	pts
Yield (cents)	16.14	15.01	7.6%
Passenger revenue per ASM (cents)	12.59	11.58	8.7%
Total revenue per ASM (cents)	14.42	13.35	8.1%

Passenger enplanements (thousands)	18,851	17,931	5.1%
Aircraft at end of period	621	629	(1.3)%
Fuel consumption (gallons in millions)	339	324	4.6%
Average aircraft fuel price including related taxes (dollars per gallon)	2.88	2.18	32.5%

Operating cost per ASM (cents)	14.61	13.40	9.1%
Operating cost per ASM excluding special items (cents)	14.59	13.37	9.1%
Operating cost per ASM excluding special items and fuel (cents)	9.84	9.83	0.1%

*
Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Republic Airlines, Mesa Airlines, Air Wisconsin Airlines and Chautauqua Airlines.

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and Express CASM excluding special items and fuel to evaluate the Company’s operating performance.

	3 Months Ended
	March 31,
Reconciliation of Net Loss Excluding Special Items	2011	2010
	(In millions, except share and per share amounts)

Net loss as reported	$(114)	$(45)

Special items:
Special items, net (1)	3	5
Express operating special items, net (2)	1	—
Nonoperating special items, net (3)	—	(49)

Net loss as adjusted for special items	$(110)	$(89)

	3 Months Ended
	March 31,
Reconciliation of Basic and Diluted Loss Per Share As Adjusted for Special Items	2011	2010

Net loss as adjusted for special items	$(110)	$(89)

Shares used for computation (in thousands):
Basic	161,890	161,115

Diluted	161,890	161,115

Loss per share as adjusted for special items:
Basic	$(0.68)	$(0.55)

Diluted	$(0.68)	$(0.55)

	3 Months Ended
	March 31,
Reconciliation of Operating Loss Excluding Special Items	2011	2010

Operating loss as reported	$(39)	$(10)

Special items:
Special items, net (1)	3	5
Express operating special items, net (2)	1	—

Operating loss as adjusted for special items	$(35)	$(5)

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	3 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	March 31,
Items and Fuel — Mainline only	2011	2010

Total operating expenses	$3,000	$2,661
Less Express expenses:
Fuel	(242)	(170)
Other	(528)	(480)

Total mainline operating expenses	2,230	2,011

Special items, net (1)	(3)	(5)

Mainline operating expenses, excluding special items	2,227	2,006

Aircraft fuel and related taxes	(734)	(534)

Mainline operating expenses, excluding special items and fuel	$1,493	$1,472

(In cents)
Mainline operating expenses per ASM	$13.09	$12.13

Special items, net per ASM (1)	(0.02)	(0.03)

Mainline operating expenses per ASM, excluding special items	13.07	12.10

Aircraft fuel and related taxes per ASM	(4.31)	(3.22)

Mainline operating expenses per ASM, excluding special items and fuel	$8.76	$8.88

Note: Amounts may not recalculate due to rounding.

	3 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	March 31,
Items and Fuel — Express only	2011	2010

Total Express operating expenses	$770	$650

Express operating special items, net (2)	(1)	—

Express operating expenses, excluding special items	769	650

Aircraft fuel and related taxes	(242)	(170)

Express operating expenses, excluding special items and fuel	$527	$480

(In cents)
Express operating expenses per ASM	$22.06	$19.80

Express operating special items, net per ASM (2)	(0.03)	—

Express operating expenses per ASM, excluding special items	22.03	19.80

Aircraft fuel and related taxes per ASM	(6.94)	(5.18)

Express operating expenses per ASM, excluding special items and fuel	$15.10	$14.62

Note: Amounts may not recalculate due to rounding.

	3 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	March 31,
Items and Fuel — Total Mainline and Express	2011	2010

Total operating expenses	$3,000	$2,661

Special items:
Special items, net (1)	(3)	(5)
Express operating special items, net (2)	(1)	—

Total operating expenses, excluding special items	2,996	2,656

Fuel:
Aircraft fuel and related taxes — mainline	(734)	(534)
Aircraft fuel and related taxes — express	(242)	(170)

Total operating expenses, excluding special items and fuel	$2,020	$1,952

(In cents)
Total operating expenses per ASM	$14.61	$13.40

Special items per ASM:
Special items, net (1)	(0.01)	(0.02)
Express operating special items, net (2)	(0.01)	—

Total operating expenses per ASM, excluding special items	14.59	13.37

Fuel per ASM:
Aircraft fuel and related taxes — mainline	(3.58)	(2.69)
Aircraft fuel and related taxes — express	(1.18)	(0.85)

Total operating expenses per ASM, excluding special items and fuel	$9.84	$9.83

Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

1)	The 2011 first quarter included $3 million in other net special charges. The 2010 first quarter included special charges of $5 million for aircraft costs as a result of capacity reductions.

2)	The 2011 first quarter included $1 million in special charges incurred by our Express subsidiary.

3)	The 2010 first quarter included $49 million of net realized gains related to the sale of certain investments in auction rate securities.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	March 31, 2011	December 31, 2010

Assets

Current assets
Cash and cash equivalents	$2,073	$1,859
Accounts receivable, net	457	311
Materials and supplies, net	236	231
Prepaid expenses and other	588	508

Total current assets	3,354	2,909

Property and equipment
Flight equipment	4,144	4,134
Ground property and equipment	856	843
Less accumulated depreciation and amortization	(1,355)	(1,304)

	3,645	3,673
Equipment purchase deposits	133	123

Total property and equipment	3,778	3,796

Other assets
Other intangibles, net	471	477
Restricted cash	345	364
Investments in marketable securities	45	57
Other assets	224	216

Total other assets	1,085	1,114

Total assets	$8,217	$7,819

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Current maturities of debt and capital leases	$408	$397
Accounts payable	479	386
Air traffic liability	1,361	861
Accrued compensation and vacation	161	245
Accrued taxes	237	149
Other accrued expenses	812	802

Total current liabilities	3,458	2,840

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	3,885	4,003
Deferred gains and credits, net	338	336
Employee benefit liabilities and other	566	556

Total noncurrent liabilities and deferred credits	4,789	4,895

Stockholders’ equity (deficit)
Common stock	2	2
Additional paid-in capital	2,116	2,115
Accumulated other comprehensive income	13	14
Accumulated deficit	(2,161)	(2,047)

Total stockholders’ equity (deficit)	(30)	84

Total liabilities and stockholders’ equity (deficit)	$8,217	$7,819